                          CEDAR SHOPPING CENTERS, INC.
                             44 SOUTH BAYLES AVENUE
                         PORT WASHINGTON, NEW YORK 11050

                                                         CONTACT: LEO S. ULLMAN
                                                                  PRESIDENT
                                                                  (516) 767-6492

FOR IMMEDIATE RELEASE:
----------------------

         CEDAR SHOPPING CENTERS, INC. - ANNOUNCES THIRD QUARTER RESULTS
         --------------------------------------------------------------

Port Washington, New York - November 15, 2004 - Cedar Shopping Centers, Inc., (NYSE: "CDR") (the "Company"), today reported net income for the quarter ended September 30, 2004 of $1,208,000, or $0.07 per share, compared to a net loss of $(228,000), or $(0.96) per share, for the same period last year. Net income for the nine months ended September 30, 2004 was $4,454,000, or $0.27 per share, compared to a net loss of $(467,000), or $ (1.78) per share for the same period last year. The increases in net income and other results for 2004 over the 2003 amounts reflect, among other things, the Company's October 2003 common share offering and related transactions, acquisitions completed through September 30, 2004, and the preferred share offering completed in July 2004. The Company had outstanding 16,910,000 shares of common stock and Operating Partnership Units at September 30, 2004 as compared to 806,000 shares and OP Units at September 30, 2003. Per share figures for the 2003 periods have been retroactively adjusted to reflect the stock dividend and the subsequent reverse stock split effectuated in 2003.

Highlights
----------

o Funds from operations ("FFO") for the third quarter of 2004 increased to $3,691,000 ($0.22 per share/unit), from a loss of ($194,000) ($0.24 per share/unit) for the corresponding quarter of 2003. FFO for the nine months ended September 30, 2004 increased to $11,313,000 ($0.67 per share/unit) from a loss of ($11,000) or ($0.01 per share/unit) for the corresponding period of 2003.

o Total revenues for the third quarter of 2004 at $12,464,000 was nearly double the $6,671,000 in revenues for the third quarter of 2003. Revenues for the nine months ended September 30, 2004 at $36,406,000 was more than double the $18,094,000 in total revenues for the corresponding period of 2003.

o Net cash flows provided by operating activities increased to $11,136,000 for the nine months ended September 30, 2004 compared with $1,104,000 for the corresponding period of 2003.

o The Company is presently involved in seven redevelopment projects and has purchased a tract of land for a ground-up development of a Giant supermarket-anchored center in Hanover Township, near Hershey, Pennsylvania. These projects, the largest of which is the redevelopment of the +/-500,000 sq. ft. Camp Hill Mall in Camp Hill, Pennsylvania, are expected to come "on stream" and contribute meaningfully to FFO in 2005 and thereafter.

o Occupancy for the portfolio as of September 30, 2004, including the various redevelopment properties, was approximately 85%; excluding the redevelopment properties, the occupancy level was approximately 95%.

o The Company has approximately 287,000 sq. ft. of signed new leases for tenants who are not yet in occupancy at properties owned at September 30, 2004, representing approximately $4.2 million in annualized base rents commencing at various dates throughout the next two years.

o The Company is currently paying dividends at the annual rate of $0.90 per share of common stock which amounts are expected to be fully covered by FFO.

o The Company's total assets as of September 30, 2004 were $423 million compared to $350 million as of December 31, 2003. Fixed-rate mortgages as of September 30, 2004 were $124.8 million, variable-rate mortgages, including draw downs under the Company's secured credit facility of $29.0 million, were $52.7 million, and total debt was $177.5 million, or 42.0% of the Company's assets. The Company's pro-rata share of total debt was 32.1% of its total market capitalization.

o The Company has issued "Supplemental Financial Information" for the period ended September 30, 2004, and has filed such information today as an exhibit to its Form 8-K, which will also be available on the Company's website at http://www.cedarshoppingcenters.com.

Preferred Stock Issue and Amended Line of Credit Facility
---------------------------------------------------------

On July 28, 2004, the Company completed a public offering of 2,350,000 shares of $25 Series A Cumulative Redeemable Preferred Stock, at a dividend rate of 8-7/8%, resulting in gross proceeds of $58,750,000. The shares have no stated maturity and are redeemable, at the Company's option, after July 28, 2009. The net proceeds to the Company, after underwriting fees and offering costs, were approximately $56.7 million, substantially all of which were used to reduce the Company's secured revolving credit facility.

On November 2, 2004, the Company concluded certain amendments to its secured revolving credit facility in the original amount of $100 million. The amendments included (1) a reduction in the interest rate margin to a range of 150 to 205 basis points above LIBOR from a range of 225 to 275 basis points above LIBOR, depending on the Company's leverage ratio, (2) a reduction in the unused line fee from 0.25% per annum to either 0.15% or 0.20% per annum, (3) an increase, subject to certain conditions, of the maximum amount of the line to $200 million, and (4) certain revisions to other financial covenants under the line.

Acquisitions Subsequent to September 30, 2004
---------------------------------------------

On October 14, 2004, the Company acquired approximately 16 acres of land in Hanover Township, near Hershey, Pennsylvania, for the development of a +/-95,000 sq. ft. shopping center to be anchored by a 65,300 sq. ft. Giant Foods supermarket. The total development cost for the project, including the purchase price of approximately $1.9 million for the land, is estimated at $10 million, with completion scheduled in the third quarter of 2005.

On November 1, 2004, the Company acquired Franklin Village Plaza in Franklin, Massachusetts, a community shopping center containing approximately 253,000 sq. ft. of gross leasable area, with an adjacent office building of approximately 36,000 sq. ft. Tenants include a 55,000 sq. ft. Stop & Shop, Marshalls, Radio Shack, Payless, Bath & Body Works and Applebees. Construction has commenced on an expansion of the Stop & Shop store, which will increase its size to 75,000 sq. ft. The purchase price for the property was approximately $72.5 million, including closing costs. The acquisition was funded by a $43.5 million, seven-year, 4.81% interest-only first mortgage, with the balance provided from the Company's revolving credit facility.

Portfolio
---------

The Company, as of this date, has a portfolio of 29 shopping center properties, mostly supermarket-anchored community centers, located in five states, with approximately 4.5 million square feet of GLA. The Company expects to conclude additional acquisitions during the balance of the year.

Overview by Management
----------------------

Leo Ullman, CEO, in a statement said "We are pleased to report on our continued progress. We believe that our acquisition, development and redevelopment programs remain strong and we fully expect that these programs will add meaningfully to shareholder values commencing toward the end of this year and continuing for the next couple of years. During the past quarter, our Company has also implemented a new reporting and property accounting system as well as an internal control monitoring system which we believe will be very effective in helping us meet Sarbanes-Oxley requirements."

Tom O'Keeffe, CFO, noted "Our offering of preferred stock this past quarter and the subsequent renegotiation of our credit facility will permit us to continue to execute our business plan. We also expect to meet our guidance for the year, although, we will come in at the low end of the range. This is the result of temporarily using the proceeds from the Preferred Stock Offering to pay down the lower cost revolving credit facility."

New Leases
----------

Annual base rents, excluding tenant reimbursements, for leases that have been signed and for which the tenants have not yet occupied their premises at properties owned at September 30, 2004, presently amount to approximately $4.2 million. Rent payments, from these leases, are expected to commence on the following schedule:

                                           ANNUALIZED
        QUARTER ENDING                      BASE RENT
        ---------------------              ----------

        December 31, 2004                  $  928,000
        March 31, 2005                         85,000
        June 30, 2005                         984,000
        September 30, 2005                  2,160,000
        June 30, 2006                          65,000
                                           ----------
                                           $4,222,000
                                           ==========


After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of September 30, 2004 would have increased from 85% to approximately 93%.

The Company has in hand, executed leases for approximately 407,000 square feet at the +/-500,000 sq. ft., +/- $52 million (including acquisition cost) Camp Hill Mall redevelopment project. New tenancies will include Giant Foods' larger, new prototype store (91,000 sq. ft., plus mezzanine), Orthopedic Institute (a 40,000 sq. ft. new building), Staples (20,000 sq. ft.), Pier 1 (12,000 sq. ft.), and a Hallmark card sytore (4,600 sq. ft.). Letters of intent have been signed for an additional 60,000 square feet. The redevelopment is expected to be completed in 2006.

Guidance
--------

The Company expects FFO for 2004 to be at the low end of the previously-announced range of $0.90-$1.00 per share, and expects FFO for 2005 to be in the range of $1.10-$1.20 per share. FFO for 2004 is expected to be impacted by the temporary use of the proceeds from the preferred stock offering to pay down the lower-cost secured revolving credit facility. These forward looking projections are of course subject to uncertainties with respect to acquisitions, development and redevelopment activities, leasing activities, and short-term interest rates. The Company also expects to continue to pay quarterly dividends on its common stock at the rate of $0.225 per share ($0.90 per share on an annualized basis) for the remainder of 2004 and 2005.

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2004 for further details.

Investor Conference Call
------------------------

The Company will host a conference call on Tuesday, November 16, 2004, at 11:00 AM (EDT) to discuss third quarter results. The U.S. dial-in number to call for this teleconference is (800) 299-9630. The international dial-in number is (617) 786-2904; all callers should use participant passcode 45881723. A replay of the conference call will be available from November 16 at 1:00 PM through November 22 at 5:00 PM by using U.S. dial-in number (888) 286-8010 and entering the passcode 75662559 (international callers may use dial-in number (617) 801-6888 and use the same passcode indicated for U.S. callers).

About Cedar Shopping Centers, Inc.
----------------------------------

Cedar Shopping Centers, Inc., with headquarters in Port Washington, New York, is a fully-integrated, self-administered and self-managed real estate investment trust ("REIT") listed on the New York Stock Exchange. Its investments, which total approximately 4.5 million sq. ft. of GLA, are focused primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania (24), Massachusetts (1), southern New Jersey (2), Maryland (1), and Connecticut (1).

Forward-Looking Statements
--------------------------

Certain statements contained in this press release constitute forward-looking statements within the meaning of the securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general and specific economic and business conditions, which may, among other things, affect demand for rental space, the availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the Company's real estate markets, including, among other things, competition with other companies; risks of real estate development and acquisition; risks of adverse operating results and creditworthiness of current tenants; governmental actions and initiatives; and environmental/safety requirements. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.

Non-GAAP Financial Measures - FFO
---------------------------------

The Company considers FFO to be a relevant and meaningful supplemental measure of the performance of the Company because it is predicated on a cash flow analysis, contrasted with net income, a measure predicated on generally accepted accounting principals ("GAAP"), which gives effect to non-cash items such as depreciation and amortization. The Company computes FFO in accordance with the "White Paper" on FFO published by the National Association of Real Estate Investment Trusts ("NAREIT"), as income before allocation to minority interests (computed in accordance with GAAP), excluding gains or losses from debt restructurings and sales of property, plus depreciation and amortization, and after preferred stock distribution requirements and adjustments for partially-owned partnerships and joint ventures. In computing FFO, the Company does not add back to net income the amortization of costs incurred in connection with its financing activities or depreciation of non-real estate assets, but would add back to net income those items that are defined as "extraordinary" under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to cash flow as a measure of liquidity. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs.

The following table sets forth the Company's calculations of FFO:

                                                               Three months ended Sept 30,        Nine months ended Sept 30,
                                                               --------------------------------------------------------------
                                                                   2004            2003            2004              2003
                                                               --------------------------------------------------------------
Net income (loss)                                              $ 1,208,000      $ (228,000)      $ 4,454,000      $  (467,000)
Add (deduct):
Depreciation and amortization                                    2,671,000         914,000         7,369,000        2,434,000
Limited partners' interest                                          58,000        (490,000)          147,000         (939,000)
Limited partners' share of preferred distribution
 requirements                                                      (25,000)        (43,000)          (25,000)         (91,000)
Minority interests                                                 274,000         367,000           858,000          790,000
Minority interests' share of FFO                                  (495,000)       (714,000)       (1,490,000)      (1,738,000)
                                                               --------------------------------------------------------------
Funds from operations                                          $ 3,691,000      $ (194,000)      $11,313,000      $   (11,000)
                                                               ==============================================================

FFO per common share/unit outstanding                          $      0.22      $    (0.24)      $      0.67      $     (0.01)
                                                               ==============================================================

Average common shares/units outstanding (1)                     16,910,000         806,000        16,905,000          831,000
                                                               ==============================================================

(1) Assumes conversion of OP Units

                                      CEDAR SHOPPING CENTERS, INC.
                                      CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 30,
                                                                          2004            DECEMBER 31,
                                                                      (UNAUDITED)             2003
                                                                      ------------        ------------
Assets
 Real estate:
  Land                                                                $ 75,272,000        $ 61,774,000
  Buildings and improvements                                           329,369,000         269,031,000
                                                                      ------------        ------------
                                                                       404,641,000         330,805,000
  Less accumulated depreciation                                        (13,060,000)         (6,274,000)
                                                                      ------------        ------------
 Real estate, net                                                      391,581,000         324,531,000

 Cash and cash equivalents                                               7,093,000           6,154,000
 Cash at joint ventures and restricted cash                              6,243,000           6,208,000
 Rents and other receivables, net                                        3,762,000           3,269,000
 Other assets                                                            5,639,000           3,000,000
 Deferred charges, net                                                   8,599,000           6,485,000
                                                                      ------------        ------------
Total assets                                                          $422,917,000        $349,647,000
                                                                      ============        ============

Liabilities and shareholders' equity
 Mortgage loans payable                                               $148,602,000        $144,983,000
 Secured revolving credit facility                                      28,950,000          17,000,000
 Accounts payable, accrued expenses, and other                           6,843,000           5,616,000
 Deferred liabilities                                                   19,857,000          14,430,000
                                                                      ------------        ------------
Total liabilities                                                      204,252,000         182,029,000
                                                                      ------------        ------------

Minority interests                                                      12,201,000          12,435,000
Limited partners' interest in consolidated Operating Partnership         4,095,000           4,035,000

Shareholders' equity:
 Preferred stock ($.01 par value, $25.00 per share
  liquidation value, 5,000,000 shares authorized, 2,350,000
  shares issued and outstanding)                                        58,750,000                   -
 Common stock  ($.06 par value, 50,000,000 shares
  authorized, 16,456,000 shares issued and outstanding)                    987,000             987,000
Treasury stock  (319,000 shares, at cost)                               (3,669,000)         (3,669,000)
Accumulated other comprehensive income                                     127,000              47,000
Additional paid-in capital                                             146,174,000         153,783,000
                                                                      ------------        ------------
Total shareholders' equity                                             202,369,000         151,148,000
                                                                      ------------        ------------
Total liabilities and shareholders' equity                            $422,917,000        $349,647,000
                                                                      ============        ============


                                             CEDAR SHOPPING CENTERS, INC.
                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                                     (unaudited)

                                               THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                               --------------------------------     -------------------------------
                                                  2004                  2003           2004                2003
                                               -----------           ----------     -----------         -----------
Revenues:
 Rents                                         $10,087,000           $5,199,000     $28,835,000         $14,122,000
 Expense recoveries                              2,253,000            1,452,000       7,188,000           3,912,000
 Interest and other                                124,000               20,000         383,000              60,000
                                               -----------           ----------     -----------         -----------
Total revenues                                  12,464,000            6,671,000      36,406,000          18,094,000

Expenses:
 Operating, maintenance and management           2,349,000            1,594,000       7,746,000           4,784,000
 Real estate and other property-related taxes    1,363,000              662,000       3,707,000           1,895,000
 General and administrative                        706,000              355,000       2,333,000           1,542,000
 Depreciation and amortization                   3,158,000            1,150,000       8,714,000           2,917,000
 Interest                                        2,462,000            3,243,000       7,561,000           7,533,000
                                               -----------           ----------     -----------         -----------
Total expenses                                  10,038,000            7,004,000      30,061,000          18,671,000

Income (loss) before the following:              2,426,000             (333,000)      6,345,000            (577,000)
 Minority interests                               (274,000)            (367,000)       (858,000)           (790,000)
 Limited partners' interest                        (58,000)             490,000        (147,000)            939,000
 Preferred distribution requirements (net of
   limited partners' share of $25,000,
   $43,000, $25,000 and $91,000,
   respectively)                                  (886,000)             (18,000)       (886,000)            (39,000)
                                               -----------           ----------     -----------         -----------
Net income (loss)                              $ 1,208,000           $ (228,000)    $ 4,454,000         $  (467,000)
                                               ===========           ==========     ===========         ===========

Net income (loss) per share                    $      0.07           $    (0.96)    $      0.27         $     (1.78)
                                               ===========           ==========     ===========         ===========

Dividends to common shareholders               $ 3,703,000           $        -     $10,038,000         $         -
                                               ===========           ==========     ===========         ===========
Dividends to common shareholders per share     $     0.225           $        -     $     0.610         $         -
                                               ===========           ==========     ===========         ===========

Average number of common shares outstanding     16,456,000              238,000      16,456,000             263,000
                                               ===========           ==========     ===========         ===========

                                      CEDAR SHOPPING CENTERS, INC.
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (UNAUDITED)

                                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                                       -------------------------------
                                                                           2004              2003
                                                                       ------------       ------------
Cash flow from operating activities:
 Net income (loss)                                                     $  4,454,000       $   (467,000)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Non-cash provisions:
   Minority interests                                                       385,000            234,000
   Straight-line rents                                                     (905,000)          (520,000)
   Limited partners' interest                                               147,000           (939,000)
   Depreciation and amortization                                          8,714,000          2,917,000
   Amortization of intangible lease liabilities                          (1,555,000)          (590,000)
   Limited partners' share of preferred distribution requirements           (25,000)                 -
   Other                                                                   (141,000)                 -
  Changes in operating assets and liabilities:
   Decrease (increase) in  joint venture cash                                74,000           (101,000)
   Decrease in rents and other receivables                                  412,000             98,000
   (Increase) in other assets                                            (1,651,000)        (1,267,000)
   Increase in accounts payable and accrued expenses                      1,227,000          1,739,000
                                                                       ------------       ------------
Net cash provided by operating activities                                11,136,000          1,104,000
                                                                       ------------       ------------

Cash flow from investing activities:
 Expenditures for real estate and improvements                          (59,128,000)       (60,721,000)
 (Increase) decrease in construction/improvement escrows                   (109,000)           400,000
                                                                       ------------       ------------
Net cash (used in) investing activities                                 (59,237,000)       (60,321,000)
                                                                       ------------       ------------

Cash flow from financing activities:
 Proceeds from mortgage financings                                          723,000         46,927,000
 Mortgage repayments                                                     (7,097,000)        (1,053,000)
 Line of credit and other interim financings, net                        11,950,000          6,091,000
 Net proceeds from preferred stock offering                              56,725,000                  -
 Contributions from minority interest partners                                    -          9,665,000
 Distributions to minority interest partners                               (619,000)          (548,000)
 Distributions to common shareholders                                   (10,038,000)                 -
 Distributions to limited partners                                         (275,000)                 -
 Preferred distributions                                                          -           (130,000)
 Deferred financing, leasing and other costs, net                        (2,329,000)        (2,822,000)
                                                                       ------------       ------------
Net cash provided by financing activities                                49,040,000         58,130,000
                                                                       ------------       ------------

Net increase (decrease) in cash and cash equivalents                        939,000         (1,087,000)
Cash and cash equivalents at beginning of period                          6,154,000          3,827,000
                                                                       ------------       ------------
Cash and cash equivalents at end of period                             $  7,093,000       $  2,740,000
                                                                       ============       ============

Supplemental disclosure of cash activities:
 Interest paid                                                         $  8,536,000       $  6,119,000
                                                                       ============       ============
Supplemental disclosure of non-cash financing activities:
 Assumption of mortgage loan payable                                   $  9,993,000       $          -
                                                                       ============       ============